EX-99.1

SHOE CARNIVAL REPORTS THIRD QUARTER FISCAL 2024 RESULTS

Evansville, Indiana, November 21, 2024 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today reported results for the third quarter ended November 2, 2024.

•
Achieved EPS expectations with third quarter 2024 GAAP EPS of $0.70 and Adjusted EPS of $0.71.
•
Achieved year-to-date 2024 net sales growth of 4.9 percent versus prior year.
•
Reiterated EPS guidance for full year Fiscal 2024.
•
Expanded store rebannering test to 25 additional stores in the first half of Fiscal 2025.

“Our Back-to-School results were strong, with comparable store sales growth across our banners and robust margins. Our flexible digital-first marketing campaign and great brand assortment drove demand during this peak shopping period and profitability in line with expectations for the third quarter. I am very proud of our team for delivering the Company’s profit results despite two significant hurricanes disrupting third quarter sales and a very warm October that delayed the start of our winter boot season,” said Mark Worden, President and Chief Executive Officer.

“During the quarter, we also accelerated testing of our store rebanner growth strategy with the addition of seven stores, bringing the total number of rebannered stores from Shoe Carnival to Shoe Station to ten this year. Early results exceeded our sales and profit success criteria, encouraging the team to expand the rebanner test to an additional 25 stores during the first half of 2025 as part of our long-term vision to be the nation’s leading family footwear retailer,” concluded Mr. Worden.

Third Quarter Operating Results

Net sales in third quarter 2024 were $306.9 million as compared to $319.9 million in third quarter 2023, reflecting the impact of the retail calendar shift that resulted in approximately $20 million of net sales moving out of third quarter 2024 compared to prior year. Without the impact of the retail calendar shift, net sales increased by 2.2 percent versus prior year. On a year-to-date basis, which now includes the material impacts of the retail calendar shift that increased second quarter net sales and decreased third quarter net sales, net sales totaled $939.9 million, increasing 4.9 percent versus prior year.

Net sales in the quarter were led by a strong Back-to-School performance, comparable store net sales growth in August, and net sales from the February 2024 acquisition of Rogan Shoes, Incorporated (“Rogan’s”). Comparable store net sales in September and October were significantly impacted by two hurricanes that disrupted many of the Company’s store operations and customer shopping trends, along with persistently warm weather that delayed the winter boot shopping season. Comparable store net sales for the thirteen-week period ended November 2, 2024 declined 4.1 percent compared to the thirteen-week period ended November 4, 2023.

Gross profit margin in third quarter 2024 was 36.0 percent, marking the 15th consecutive quarter the Company’s gross profit margin exceeded 35 percent. Gross profit margin was lower in the quarter by 80 basis points compared to prior year primarily due to buying, distribution and occupancy costs (“BD&O”) from operating more stores and the deleveraging effect of lower net sales in the quarter, as impacted by the retail calendar shift. Year-to-date 2024 gross profit margin was flat versus prior year.

As a percent of net sales, SG&A expenses in the quarter were 28.0 percent compared to 28.1 percent in prior year, reflecting 10 basis points of leverage, on the lower, shifted sales base. The decrease in SG&A expenses was due primarily to lower selling costs at Shoe Carnival and Shoe Station banner stores, which in the quarter more than offset the costs of operating the recently acquired Rogan’s stores. During third quarter 2024, the Company captured synergies within Rogan’s and is ahead of schedule on integrating the acquired operations.

Third quarter 2024 operating income totaled $24.5 million, as compared to $27.9 million in third quarter 2023, as impacted by the lower net sales from the calendar shift, partially offset by growth from the Rogan’s acquisition and related synergies and lower SG&A.

Third quarter 2024 net income was in line with the Company’s expectation at $19.2 million, or $0.70 per diluted share (“EPS”), compared to third quarter 2023 net income of $21.9 million, or $0.80 per diluted share. In year-to-date 2024, net income and EPS have increased 2.2 percent and 1.9 percent, respectively, versus the prior year.

Third quarter 2024 GAAP results included $0.3 million in expenses related to the Rogan’s acquisition, of which $0.2 million were included in cost of sales and $0.1 million were included in SG&A. On an adjusted basis, excluding these expenses, third quarter Adjusted EPS was $0.71 and in line with the Company’s expectation. Year-to-date 2024 Adjusted EPS totaled $2.19, an increase of 3.8% versus prior year.

Rogan’s Acquisition

The Company continues to expect the Rogan’s acquisition to deliver net sales of over $80 million in Fiscal 2024, with $22.3 million of net sales in third quarter 2024 and $63.9 million year-to-date in 2024. The Company has completed the integration of store operations, marketing, ecommerce platforms, point-of-sale systems, merchandising, and back office. As a result of this accelerated integration, synergy capture has also accelerated into Fiscal 2024 ahead of expectations. The Company continues to expect total synergies of approximately $2.5 million, with approximately half of the synergies now expected to be achieved in the second half of Fiscal 2024 in both BD&O and SG&A with a significant portion of that captured in third quarter 2024.

Store Count and Rebanner Growth Strategy

As of November 21, 2024, the Company operated 431 stores, with 361 Shoe Carnival stores, 42 Shoe Station stores and the 28 Rogan’s locations. One new Shoe Station store opened in third quarter 2024 in Tennessee, expanding this banner into a new market.

The Company advanced its store rebanner growth strategy during the quarter, with seven Shoe Carnival stores being rebannered to Shoe Station stores. Ten stores have now been rebannered. Through third quarter 2024, rebannered stores have outperformed expectations. Stores with more than one fiscal month of operating history have experienced both a net sales increase and store-level profitability increase of over 10 percent. Based on the successful results of the strategy to date, the Company plans to rebanner 25 additional Shoe Carnival stores to Shoe Station stores in the first half of Fiscal 2025.

Share Repurchase Program

As of November 21, 2024, the Company had $50 million available for future repurchases under its share repurchase program. During third quarter 2024, the Company did not repurchase any shares.

Capital Management and Cash Flow

The 2023 fiscal year end marked the 19th consecutive year the Company ended a year with no debt, and through third quarter 2024, the Company continued funding its operations and growth investments from operating cash flow and without debt.

At the end of third quarter 2024, the Company had approximately $91.1 million of cash, cash equivalents and marketable securities, an increase of $20.0 million compared to prior year. Operating cash flow year-to-date 2024 totaled $58.1 million.

Fiscal 2024 Outlook

Based on year-to-date results, including third quarter profitability in line with the Company’s expectation and net sales lower than the Company’s expectation, the Company is providing guidance ranges as follows:

Net Sales: Updated range to $1.20 billion to $1.23 billion, representing growth of 2 percent to 4.5 percent versus Fiscal 2023. (Prior guidance range $1.23 billion to $1.25 billion)

Gross Profit Margin: Expected to be approximately even with Fiscal 2023. (No change)

Selling, General and Administrative Expenses (“SG&A”): As a percent of net sales, SG&A is expected to be approximately 30 basis points higher than Fiscal 2023. (Previous guidance approximately 40 basis points higher than Fiscal 2023)

Income Tax Rate: Expected to be approximately 25.6 percent to 26 percent in Fiscal 2024. (Prior guidance approximately 26 percent)

GAAP EPS: Expected to be in a range of $2.55 to $2.70. (No change)

Non-GAAP EPS (“Adjusted EPS”): Expected to be in a range of $2.60 to $2.75. (No change)

The Company notes that its Fiscal 2024 is a 52-week year and compares to a 53-week year in Fiscal 2023 and, combined with the impact of the retail calendar shift versus prior year, results in the loss of approximately $20 million in net sales in fourth quarter 2024 compared to fourth quarter 2023 with an estimated negative impact of approximately $0.10 on EPS.

Conference Call

Today, at 9:00 a.m. Eastern Time, the Company will host a conference call to discuss its third quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Non-GAAP Financial Measures

The non-GAAP adjusted results for third quarter 2024 and in the Fiscal 2024 outlook discussed herein exclude purchase accounting impacts associated with the Company’s acquisition of Rogan’s. These impacts include the amortization expense included in cost of sales associated with the fair value adjustment to acquisition inventory and expenses included in SG&A related to deal formation and legal and accounting advice and purchase accounting and integration expenses. These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance and future projections. Specifically, the Company believes the adjusted results provide investors with relevant comparisons of the Company’s core operations. Unaudited adjusted results are provided in addition to, and not as alternatives for, the Company’s reported results and guidance determined in accordance with generally accepted accounting principles. A reconciliation of these non-GAAP measures to the Company's GAAP results and guidance appears below in the tables entitled "Reconciliation of GAAP to Non-GAAP Financial Measures" and entitled “Reconciliation of GAAP to Non-GAAP Financial Measures for Fiscal 2024 Outlook” with respect to adjusted EPS in the Fiscal 2024 outlook.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of November 21, 2024, the Company operates 431 stores in 36 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com and www.shoestation.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual reports are available on the Company's website at www.shoecarnival.com.

Contact Information

Steve R. Alexander

Shoe Carnival

Vice President Investor Relations

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties, such as statements about our future growth, operations, cash flows and shareholder returns, as well as our growth strategy and profit transformation.

A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: our ability to control costs and meet our labor needs in a rising wage, inflationary, and/or supply chain constrained environment; the impact of competition and pricing, including our ability to maintain current promotional intensity levels; the effects and duration of economic downturns and unemployment rates; our ability to achieve expected operating results from, and planned growth of, our Shoe Station banner, which includes the recently acquired stores and operations of Rogan’s, within expected time frames, or at all; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to successfully utilize the e-commerce sales channel and its impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and the impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and direct-to-consumer initiatives; changes in our relationships with other key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations including at our distribution center located in Evansville, IN; the impact of natural disasters, public health and political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; the duration and spread of a public health crisis and the mitigating efforts deployed, including the effects of government stimulus on consumer spending; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to effectively integrate Rogan’s, retain Rogan’s employees, and achieve the expected operating results, synergies, efficiencies and other benefits from the Rogan’s acquisition within the expected time frames, or at all; risks that the Rogan’s acquisition may disrupt our current plans and operations or negatively impact our relationship with our vendors and other suppliers; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “on track,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net sales	$306,885	$319,914	$939,946	$895,713
Cost of sales (including buying, distribution and occupancy costs)	196,503	202,213	602,821	574,030
Gross profit	110,382	117,701	337,125	321,683
Selling, general and administrative expenses	85,853	89,766	260,010	248,147
Operating income	24,529	27,935	77,115	73,536
Interest income	(1,148)	(833)	(2,623)	(1,744)
Interest expense	139	71	412	208
Income before income taxes	25,538	28,697	79,326	75,072
Income tax expense	6,296	6,836	20,225	17,244
Net income	$19,242	$21,861	$59,101	$57,828
Net income per share:
Basic	$0.71	$0.80	$2.18	$2.12
Diluted	$0.70	$0.80	$2.15	$2.11
Weighted average shares:
Basic	27,161	27,258	27,154	27,272
Diluted	27,565	27,400	27,488	27,433

Cash dividends declared per share	$0.135	$0.120	$0.405	$0.320

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	November 2,	February 3,	October 28,
	2024	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$77,235	$99,000	$59,895
Marketable securities	13,866	12,247	11,226
Accounts receivable	8,678	2,593	3,105
Merchandise inventories	406,599	346,442	368,344
Other	20,662	21,056	19,469
Total Current Assets	527,040	481,338	462,039
Property and equipment – net	174,171	168,613	164,982
Operating lease right-of-use assets	351,023	333,851	337,833
Intangible assets	40,979	32,600	32,600
Goodwill	18,018	12,023	12,023
Other noncurrent assets	13,198	13,600	13,995
Total Assets	$1,124,429	$1,042,025	$1,023,472

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$57,283	$58,274	$42,944
Accrued and other liabilities	20,050	16,620	21,394
Current portion of operating lease liabilities	58,432	52,981	57,091
Total Current Liabilities	135,765	127,875	121,429
Long-term portion of operating lease liabilities	317,679	301,355	305,322
Deferred income taxes	17,639	17,341	16,647
Deferred compensation	13,449	11,639	9,770
Other	4,239	426	398
Total Liabilities	488,771	458,636	453,566
Total Shareholders’ Equity	635,658	583,389	569,906
Total Liabilities and Shareholders’ Equity	$1,124,429	$1,042,025	$1,023,472

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	November 2, 2024	October 28, 2023
Cash Flows From Operating Activities
Net income	$59,101	$57,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,762	21,193
Stock-based compensation	5,204	3,548
(Gain) Loss on retirement and impairment of assets, net	(415)	79
Deferred income taxes	(676)	4,803
Non-cash operating lease expense	41,790	41,853
Other	1,270	305
Changes in operating assets and liabilities:
Accounts receivable	(3,720)	(53)
Merchandise inventories	(18,563)	22,046
Operating leases	(40,139)	(41,888)
Accounts payable and accrued liabilities	(8,714)	(33,473)
Other	188	(6,891)
Net cash provided by operating activities	58,088	69,350

Cash Flows From Investing Activities
Purchases of property and equipment	(24,778)	(43,601)
Investments in marketable securities	(502)	(71)
Sales of marketable securities and other	1,406	0
Acquisition, net of cash acquired	(44,384)	0
Net cash used in investing activities	(68,258)	(43,672)

Cash Flow From Financing Activities
Proceeds from issuance of stock	132	145
Dividends paid	(11,039)	(8,928)
Purchase of common stock for treasury	0	(5,445)
Shares surrendered by employees to pay taxes on stock-based compensation awards	(688)	(2,927)
Net cash used in financing activities	(11,595)	(17,155)
Net (decrease) increase in cash and cash equivalents	(21,765)	8,523
Cash and cash equivalents at beginning of period	99,000	51,372
Cash and cash equivalents at end of period	$77,235	$59,895

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended November 2, 2024	% of Net Sales	Thirteen Weeks Ended October 28, 2023	% of Net Sales

Reported gross profit	$110,382	36.0%	$117,701	36.8%
Amortization expense related to fair value adjustment to acquisition inventory	248	0.1%	0	0.0%
Adjusted gross profit, pre-tax	$110,630	36.1%	$117,701	36.8%

Reported selling, general and administrative expenses	$85,853	28.0%	$89,766	28.1%
Acquisition related fees and expenses	(121)	0.0%	0	0.0%
Adjusted selling, general and administrative expenses, pre-tax	$85,732	28.0%	$89,766	28.1%

Reported operating income	$24,529	8.0%	$27,935	8.7%
Amortization expense related to fair value adjustment to acquisition inventory	248	0.1%	0	0.0%
Acquisition related fees and expenses	121	0.0%	0	0.0%
Adjusted operating income, pre-tax	$24,898	8.1%	$27,935	8.7%

Reported income tax expense	$6,296	2.0%	$6,836	2.1%
Tax effect of amortization of acquisition inventory fair value adjustment and acquisition related fees and expenses	90	0.0%	0	0.0%
Adjusted income tax expense	$6,386	2.0%	$6,836	2.1%

Reported net income	$19,242	6.3%	$21,861	6.8%
Amortization expense related to fair value adjustment to acquisition inventory	248	0.1%	0	0.0%
Acquisition related fees and expenses	121	0.0%	0	0.0%
Tax effect of acquisition related fees and expenses	(90)	0.0%	0	0.0%
Adjusted net income	$19,521	6.4%	$21,861	6.8%

Reported net income per diluted share	$0.70		$0.80
Amortization expense related to fair value adjustment to acquisition inventory	0.01		0.00
Acquisition related fees and expenses	0.00		0.00
Tax effect of acquisition related fees and expenses	0.00		0.00
Adjusted diluted net income per share	$0.71		$0.80

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended November 2, 2024	% of Net Sales	Thirty-nine Weeks Ended October 28, 2023	% of Net Sales

Reported gross profit	$337,125	35.9%	$321,683	35.9%
Amortization expense related to fair value adjustment to acquisition inventory	745	0.1%	0	0.0%
Adjusted gross profit, pre-tax	$337,870	36.0%	$321,683	35.9%

Reported selling, general and administrative expenses	$260,010	27.7%	$248,147	27.7%
Acquisition related fees and expenses	(539)	0.0%	0	0.0%
Adjusted selling, general and administrative expenses, pre-tax	$259,471	27.7%	$248,147	27.7%

Reported operating income	$77,115	8.2%	$73,536	8.2%
Amortization expense related to fair value adjustment to acquisition inventory	745	0.1%	0	0.0%
Acquisition related fees and expenses	539	0.0%	0	0.0%
Adjusted operating income, pre-tax	$78,399	8.3%	$73,536	8.2%

Reported income tax expense	$20,225	2.1%	$17,244	1.9%
Tax effect of amortization of acquisition inventory fair value adjustment and acquisition related fees and expenses	312	0.0%	0	0.0%
Adjusted income tax expense	$20,537	2.1%	$17,244	1.9%

Reported net income	$59,101	6.3%	$57,828	6.5%
Amortization expense related to fair value adjustment to acquisition inventory	745	0.1%	0	0.0%
Acquisition related fees and expenses	539	0.0%	0	0.0%
Tax effect of acquisition related fees and expenses	(312)	0.0%	0	0.0%
Adjusted net income	$60,073	6.4%	$57,828	6.5%

Reported net income per diluted share	$2.15		$2.11
Amortization expense related to fair value adjustment to acquisition inventory	0.03		0.00
Acquisition related fees and expenses	0.02		0.00
Tax effect of acquisition related fees and expenses	(0.01)		0.00
Adjusted diluted net income per share	$2.19		$2.11

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

FOR FISCAL 2024 OUTLOOK
(Unaudited)

	Low End of Fiscal 2024 Outlook	High End of Fiscal 2024 Outlook

Net income per diluted share (GAAP)	$2.55	$2.70
Amortization expense related to fair value adjustment to acquisition inventory and acquisition related fees and expenses	0.07	0.07
Tax effect of amortization of acquisition inventory fair value adjustment and acquisition related fees and expenses	(0.02)	(0.02)
Adjusted diluted net income per share	$2.60	$2.75